Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-182103) of Newcastle Investment Corp. and Subsidiaries and in the related Prospectus of our report dated March 3, 2014 (except for Notes 2, 4, 5, 12-14, 18 and 19, as to which the date is May 5, 2014), with respect to the consolidated financial statements of Newcastle Investment Corp and Subsidiaries, included in this Current Report (Form 8-K) dated May 5, 2014.

/s/ Ernst & Young LLP

New York, New York

May 5, 2014